Exhibit 99.1

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

REPORTS INCREASED SALES AND EARNINGS FOR

FIRST QUARTER FISCAL 2011

MINNEAPOLIS, Minn. (January 11, 2010) — Northern Technologies International Corporation (NASDAQ: NTIC) today reported its financial results for the first quarter of fiscal 2011. Highlights of NTIC’s financial and operating results include:

•                  Net income increased 105.4%, to $894,874, or $0.21 per diluted common share, for the three months ended November 30, 2010 compared to $435,705, or $0.10 per diluted common share, for the three months ended November 30, 2009.

•                  NTIC’s consolidated net sales increased 51.2% to $4,098,441 during the three months ended November 30, 2010 compared to the three months ended November 30, 2009.

•                  NTIC’s consolidated net sales during the three months ended November 30, 2010 included $517,140 of sales made by Zerust Brazil.  NTIC has consolidated the financial results of Zerust Brazil in NTIC’s consolidated financial statements for first quarter fiscal 2011 and expects to continue to do so going forward.

•                  Sales by NTIC’s joint ventures increased 39.1% to $27,101,587 in the three months ended November 30, 2010 compared to $19,480,538 in the three months ended November 30, 2009.

•                  NTIC received a Department of Defense Phase I contract worth $70,000 for the development of marine biodegradable, biobased, non-plastic waste bags.

NTIC’s consolidated net sales increased 51.2% during the three months ended November 30, 2010 compared to the three months ended November 30, 2009.  This increase was primarily a result of increased sales of ZERUST® rust and corrosion inhibiting packaging products and services, sales to NTIC’s joint ventures and the consolidation of Zerust Brazil on NTIC’s consolidated financial statements.

During the three months ended November 30, 2010, 94.6% of NTIC’s consolidated net sales were derived from sales of ZERUST® products and services, which increased 47.5% to $3,875,428 during the three months ended November 30, 2010 compared to $2,627,555 during the three months ended November 30, 2009 due to increased demand primarily as a result of the economic recovery of the domestic manufacturing sector, the addition of new customers and the consolidation of Zerust Brazil. NTIC has focused its sales efforts of ZERUST® products and services by strategically targeting customers with specific corrosion issues in new market areas, including the oil and gas industry and other industrial sectors that offer sizable growth opportunities. NTIC’s consolidated net sales during the three months ended November 30, 2010 included $517,140 of sales made by its consolidated subsidiary, Zerust Brazil.

“December can be a relatively quiet month for industrial companies. NTIC, however, marked December of 2010 with its first delivery of FlangeSaver™ products to a customer in Russia. We also introduced new products targeted at mitigating a broader range of corrosion problems commonly found damaging Oil & Gas Industry infrastructure”, said G. Patrick Lynch, President and Chief Executive Officer of NTIC.

During the three months ended November 30, 2010, $223,013, or 5.4% of NTIC’s consolidated net sales were derived from sales of Natur-Tec® products compared to 3.1% during the three months ended November 30, 2009.  Net sales of Natur-Tec® products increased 166.0% during the three months ended November 30, 2010 compared to the three months ended November 30, 2009. This increase was primarily due to the addition of new Natur-Tec® distributors on the West Coast of the United States.  In addition, during the three months ended November 30, 2010, NTIC received a Department of Defense Phase I contract worth $70,000 for the development of marine biodegradable, biobased, non-plastic waste bags.

Cost of goods sold as a percentage of net sales increased slightly to 65.7% for the three months ended November 30, 2010 compared to 64.8% for the three months ended November 30, 2009 primarily as a result of slightly reduced margins resulting from a slight increase in raw material prices.

NTIC participates in 26 active joint venture arrangements in North America, South America, Europe, Asia and the Middle East. Generally, NTIC consolidates the proportional equity results of its joint ventures. NTIC’s income from its joint ventures operations increased 69.4% to $3,146,911 during the three months ended November 30, 2010 compared to $1,857,829 during the three months ended November 30, 2009.  The increase in fees for services provided to joint ventures was due primarily to the increase in net sales of NTIC’s joint ventures to $27,101,587 in the three months ended November 30, 2010 compared to $19,480,538 in the three months ended November 30, 2009, representing an increase of 39.1%.  This increase in total net sales of NTIC’s joint ventures was primarily a result of the economic recovery, to some extent, of the international manufacturing sector that the NTIC joint venture network serves.

G. Patrick Lynch, President and Chief Executive Officer of NTIC said, “The majority of our joint ventures enjoyed record fiscal 2011 first quarter sales for our ZERUST® corrosion inhibiting packaging products. We intend to focus on continuing this trend with the introduction of several new ZERUST products over the next few months. Our goal is to keep our company and joint ventures on pace to record our highest level of annual worldwide joint venture sales in history, which should translate to increased fees for services provided to joint ventures and equity in income of joint ventures for NTIC.”

NTIC’s total operating expenses increased 48.5% during the three months ended November 30, 2010 compared to the three months ended November 30, 2009 primarily as a result of increased selling, general and administrative expenses due primarily to the consolidation of Zerust Brazil on NTIC’s consolidated financial statements and increased personnel and other expenses to support the increased sales efforts with respect to both NTIC’s traditional ZERUST® corrosion inhibiting packaging products and its Natur-Tec® products.

Net income increased 105.4%, to $894,874, or $0.21 per diluted common share, for the three months ended November 30, 2010 compared to $435,705, or $.010 per diluted common share, for the three months ended November 30, 2009.  This increase was primarily the result of increased income from NTIC’s corporate joint ventures and holding companies and gross profit partially offset by an increase in operating expenses.

NTIC’s working capital was $8,248,855 at November 30, 2010, including $1,302,444 in cash and cash equivalents compared to $5,918,923 at August 31, 2010, including $1,776,162 in cash and cash equivalents. Subsequent to the end of first quarter of fiscal 2011, NTIC refinanced its $1,275,000 original principal amount term loan and increased its line of credit with PNC Bank, National Association from $2,500,000 to $3,000,000.  The maturity date of the term loan was changed from May 2011 to January 2016.

Outlook

For the fiscal year ending August 31, 2011, NTIC continues to expect its net sales to range between $18.0 million and $19.5 million, inclusive of sales made by NTIC’s subsidiary in Brazil, and to recognize net income of $3.6 million to $3.8 million, or $0.84 to $0.88 per diluted share.

Webcast

NTIC will host a webcast tomorrow morning, January 12, 2010, beginning at 8:00 a.m. Central Standard Time, to review its results of operations for first quarter fiscal 2011, followed by a question and answer session.

The live audio webcast will be available to interested parties at http://ir.ntic.com/events.cfm, where it will be archived and accessible for approximately one year.

Financial Results

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED NOVEMBER 30, 2010 AND 2009

	Three Months Ended
	November 30, 2010	November 30, 2009
NET SALES:
Net sales, excluding joint ventures	$3,446,303	$2,182,244
Net sales, to joint ventures	652,138	529,158
NET SALES	4,098,441	2,711,402

Cost of goods sold	2,690,705	1,757,496
Gross profit	1,407,736	953,906

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,695,131	705,899
Fees for services provided to joint ventures	1,451,780	1,151,930
	3,146,911	1,857,829

OPERATING EXPENSES:
Selling expenses	999,053	596,769
General and administrative expenses	1,104,167	920,029
Expenses incurred in support of joint ventures	228,721	244,910
Research and development expenses	1,193,456	611,656
	3,525,397	2,373,364

OPERATING INCOME	1,029,250	438,371

INTEREST INCOME	3,933	1,496
INTEREST EXPENSE	(23,234)	(25,987)
OTHER INCOME	6,925	6,825

INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	1,016,874	420,705

INCOME TAX EXPENSE (BENEFIT)	122,000	(15,000)

NET INCOME	894,874	435,705

	Three Months Ended
	November 30, 2010	November 30, 2009

NET LOSS ATTRIBUTABLE TO NON CONTROLLING INTEREST	(4,907)	—

NET INCOME ATTRIBUTABLE TO NTIC	$899,781	$435,705

NET INCOME PER COMMON SHARE:
Basic	$0.21	$0.10
Diluted	$0.21	$0.10

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,264,187	4,149,096
Diluted	4,324,757	4,165,441

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of joint ventures, independent distributors and agents. NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion prevention issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. In addition, NTIC markets proprietary bio-plastic technologies under the Natur-Tec® brand.  Finally, NTIC’s Polymer Energy® joint venture manufactures and sells advance waste plastic to fuel conversion machines.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC’s expectations regarding the future performance of its new businesses and other statements that can be identified by words such as “expect,” “intend,” “continue,” “anticipate,” “estimate,” “potential,” “will,” “would,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC’s dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.